Exhibit 10.1
ANADARKO PETROLEUM CORPORATION
2008 OMNIBUS INCENTIVE COMPENSATION PLAN
Effective as of May 20, 2008

TABLE OF CONTENTS

SECTION 1 PURPOSE	1
SECTION 2 DEFINITIONS	1
2.1 Award	1
2.2 Award Agreement	1
2.3 Beneficiary	1
2.4 Board	2
2.5 Cash Awards	2
2.6 Cause	2
2.7 Change in Capitalization	2
2.8 Change of Control	2
2.9 Code	4
2.10 Common Stock	4
2.11 Company	4
2.12 Covered Employee	4
2.13 Effective Date	4
2.14 Employer	4
2.15 Exchange Act	4
2.16 Fair Market Value	5
2.17 Full Value Award	5
2.18 Incentive Award	5
2.19 Incentive Stock Option	5
2.20 Management Committee	5
2.21 Maximum Annual Employee Grant	5
2.22 Nonqualified Option	5
2.23 Option	6
2.24 Option Price	6
2.25 Other Stock-Based Award	6
2.26 Participant	6
2.27 Performance Goals	6
2.28 Performance Period	7
2.29 Performance Shares	7
2.30 Performance Units	8
2.31 Permitted Transferee	8
2.32 Plan	8
2.33 Plan Administrator	8
2.34 Prior Plans	8
2.35 Restricted Stock	8
2.36 Restricted Stock Units	8
2.37 Restriction Period	8
2.38 Rule 16b-3	8
2.39 Section 16 Insider	9

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2.40 Section 162(m)	9
2.41 Section 409A	9
2.42 Specified Employee	9
2.43 Stock Appreciation Right	9
2.44 Subsidiary	9
SECTION 3 ADMINISTRATION	9
3.1 Plan Administrator	9
3.2 Authority of Plan Administrator	10
3.3 Indemnification of Plan Administrator	11
3.4 Delegation to Management Committee	11
SECTION 4 ELIGIBILITY	11
SECTION 5 SHARES AVAILABLE FOR THE PLAN	12
5.1 Aggregate Shares	12
5.2 Limitations	13
5.3 Adjustments in Authorized Shares	14
5.4 Effect of Certain Transactions	14
SECTION 6 STOCK OPTIONS	15
6.1 Grant of Options	15
6.2 Special Provisions Applicable to Incentive Stock Options	16
6.3 Terms of Options	17
SECTION 7 STOCK APPRECIATION RIGHTS	19
7.1 Grant of Stock Appreciation Rights	19
7.2 Exercise of Stock Appreciation Rights	20
7.3 Special Provisions Applicable to Stock Appreciation Rights	20
7.4 No Repricing	21
SECTION 8 PERFORMANCE SHARES AND PERFORMANCE UNITS	21
8.1 Grant of Performance Shares and Performance Units	21
8.2 Value of Performance Shares and Performance Units	21
8.3 Payment of Performance Shares and Performance Units	22
8.4 Form and Timing of Payment	22
SECTION 9 RESTRICTED STOCK	22
9.1 Grant of Restricted Stock	22
9.2 Restriction Period	23
9.3 Other Restrictions	23
9.4 Voting Rights; Dividends and Other Distributions	23
9.5 Issuance of Shares; Settlement of Awards	23
SECTION 10 RESTRICTED STOCK UNITS	24
10.1 Grant of Restricted Stock Units	24
10.2 Restriction Period	24
10.3 Other Restrictions	24
10.4 Dividend Equivalents	24
10.5 Issuance of Shares; Settlement of Awards	25
SECTION 11 INCENTIVE AWARDS	25
11.1 Incentive Awards	25
11.2 Performance Goal Certification	25
11.3 Discretion to Reduce Awards; Participant’s Performance	25

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11.4 Required Payment of Incentive Awards	26
11.5 Restricted Stock Election	26
SECTION 12 CASH AWARDS AND OTHER STOCK-BASED AWARDS	27
12.1 Grant of Cash Awards	27
12.2 Other Stock-Based Awards	27
12.3 Value of Cash Awards and Other Stock-Based Awards	27
12.4 Payment of Cash Awards and Other Stock-Based Awards	27
SECTION 13 DEFERRAL ELECTIONS	28
SECTION 14 TERMINATION OF EMPLOYMENT	28
SECTION 15 EFFECT OF A CHANGE OF CONTROL	28
SECTION 16 REGULATORY APPROVALS AND LISTING	29
SECTION 17 GENERAL PROVISIONS	30
17.1 Forfeiture Events and Nontransferability	30
17.2 No Individual Rights	31
17.3 Other Compensation	31
17.4 Leaves of Absence	31
17.5 Transfers	31
17.6 Unfunded Obligations	32
17.7 Beneficiaries	32
17.8 Governing Law	32
17.9 Satisfaction of Tax Obligations	32
17.10 Participants in Foreign Jurisdictions	33
SECTION 18 REGULATORY COMPLIANCE	33
18.1 Rule 16b-3 of the Exchange Act and Section 162(m) of the Code	33
18.2 Section 409A of the Code	34
SECTION 19 ESTABLISHMENT AND TERM OF PLAN	34
SECTION 20 AMENDMENT, TERMINATION OR DISCONTNUANCE OF THE PLAN	34
20.1 Amendment of Plan	34
20.2 Termination or Suspension of Plan	35
20.3 Code Section 162(m) Approval	35

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ANADARKO PETROLEUM CORPORATION
2008 OMNIBUS INCENTIVE COMPENSATION PLAN
SECTION 1
PURPOSES
     The purposes of the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan (the “Plan”) are to promote the interests of Anadarko Petroleum Corporation (the “Company”) and its stockholders by strengthening its ability to attract, retain and motivate salaried employees of the Company and any Subsidiary by furnishing suitable recognition of their ability and experience, to align their interests and efforts to the long-term interests of the Company’s stockholders, and to provide them with a direct incentive to achieve the Company’s strategic and financial goals. In furtherance of these purposes, the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Awards, Cash Awards, and Other Stock-Based Awards to Participants in accordance with the terms and conditions set forth below.
SECTION 2
DEFINITIONS
     Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:
2.1 Award
     Any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Award, Cash Award or Other Stock-Based Award, in each case payable in cash or in Common Stock as may be designated by the Plan Administrator.
2.2 Award Agreement
     The written agreement setting forth the terms and conditions applicable to an Award granted under the Plan (which, in the discretion of the Plan Administrator, need not be countersigned by a Participant). The Plan Administrator may, in its discretion, provide for the use of electronic, internet or other non-paper Award Agreements.
2.3 Beneficiary
     The person or persons designated by the Participant pursuant to Section 6.3(f) or Section 17.7 of this Plan to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant’s death.

2.4 Board
     The Board of Directors of the Company.
2.5 Cash Awards
     As defined in Section 12.1.
2.6 Cause
     “Cause” shall have the meaning ascribed thereto in any employment or similar agreement between a Participant and an Employer, or, in the absence of such agreement, a termination of a Participant’s employment with the Company and its Subsidiaries resulting from (a) substandard work performance or repeated unreliability that has not been cured to the Employer’s satisfaction; (b) workplace misconduct; (c) excessive absenteeism; (d) violation of safety rules; (e) violation of Employer’s policies, including without limitation, the Employer’s “Code of Business Conduct and Ethics”; (f) fraud or other dishonesty against the Employer; (g) engagement in conduct that the Participant knows or should know is materially injurious to the business or reputation of the Employer; (h) falsifying Employer or employee records (including an employment application); (i) on-the-job intoxication or being under the influence of alcohol or an illegal narcotic or a drug not being used as prescribed; (j) unauthorized use of Employer equipment or confidential information of an Employer or third party who has entrusted such information to the employer; or (k) conviction of a felony or misdemeanor involving moral turpitude. Whether a Participant has been terminated for Cause will be determined by the Employer in the exercise of its discretion.
2.7 Change in Capitalization
     Any increase or reduction in the number of shares of Common Stock, any change (including, without limitation, in the case of a spin-off, dividend or other distribution in respect of shares, a change in value) in the shares of Common Stock or any exchange of shares of Common Stock for a different number or kind of shares of Common Stock or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.
2.8 Change of Control
     The occurrence of any of the following after the Effective Date:
(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding

Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2.8(c); or
(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(c) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) a Change of Control would accelerate the timing of payment thereunder, the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.
2.9 Code
     The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the U.S. Treasury adopted pursuant to the Code.
2.10 Common Stock
     The Common Stock of the Company, $0.10 par value per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.
2.11 Company
     As defined in Section 1.
2.12 Covered Employee
     With respect to any grant of an Award, a Participant who the Plan Administrator deems is or may be or become a “covered employee” as defined in Section 162(m) of the Code for any year.
2.13 Effective Date
     The effective date of the Plan is May 20, 2008, the date on which it was approved by the stockholders of the Company.
2.14 Employer
     As to any Participant on any date, the Company or a Subsidiary that employs the Participant on such date.
2.15 Exchange Act
     The Securities Exchange Act of 1934, as amended and rules promulgated thereunder.

2.16 Fair Market Value
     As of any given date, the closing sales price at which Common Stock is sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal or any other comparable service the Plan Administrator may determine is reliable for such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Plan Administrator in such a manner as it deems appropriate, consistent with the requirements of Section 409A.
2.17 Full Value Award
     An Award other than of Options or Stock Appreciation Rights, which is settled by the issuance of Common Stock.
2.18 Incentive Award
     A percentage of base salary, a fixed dollar amount or other measure of compensation which Participants are eligible to receive, in cash and/or other Awards under the Plan, at the end of a Performance Period if certain performance measures are achieved.
2.19 Incentive Stock Option
     An option intended to meet the requirements of a “qualified stock option” as defined in Section 422 of the Code, as in effect at the time of grant of such Option, or any statutory provision that may hereafter replace such section.
2.20 Management Committee
     A committee designated by the Board (either by resolution or by provisions contained in this Plan) and consisting of the Chief Executive Officer, provided that such officer is a member of the Board, and such other members of the Board as the Board may determine from time to time.
2.21 Maximum Annual Employee Grant
     The Maximum Annual Employee Grant set forth in Section 5.2.
2.22 Nonqualified Option
     An Option which is not intended to meet the requirements of a “qualified stock option” as defined in Section 422 of the Code.

2.23 Option
     An Incentive Stock Option or a Nonqualified Option.
2.24 Option Price
     The price per share of Common Stock at which an Option is exercisable.
2.25. Other Stock-Based Award
     As defined in Section 12.2.
2.26 Participant
     An eligible employee of an Employer to whom Awards are granted under the Plan as set forth in Section 4.
2.27 Performance Goals
     The Plan Administrator may grant Awards subject to one or more Performance Goals set forth in the table below (collectively the “Performance Goals”) to any Participant, including, without limitation, to any Covered Employee. As to any such Awards, the Plan Administrator shall establish one or more of the Performance Goals for each Performance Period in writing. Each Performance Goal selected for a particular Performance Period shall include any one or more of the following, either individually, alternatively or in any combination, applied to either the Company as a whole or to a Subsidiary or a business unit of the Company or any Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of time, on an absolute basis or relative to the pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Plan Administrator:

Financial Goals	• Earnings	• Earnings per share	• Net income
	• Revenues	• Cash flow from operations	• Free cash flow
	• Debt level	• Equity ratios	• Expenese
	• Cost reduction targets	• Capital expended	• Working capital
	• Interest-sensitivity gap levels	• Weighted average cost of capital	• Operating or profit margin
	• EBITDAX	• Return on assets	• Return on equity or capital employed
		• Debt/proved developed reserves (PDP)	• Debt/proved reserves

Operating Goals	• Amount of the oil and gas reserves	• Oil and gas reserve additions • Costs of finding oil and gas reserves	• Oil and gas replacement ratios • Natural gas and/or oil production

Corporate and Other Goals	• Total shareholder return • Asset quality levels • Investments • Satisfactory internal or external audits • Achievement of balance sheet or income statement objectives	• Market share • Assets • Asset sale targets • Value of assets • Employee retention/attrition rates • Improvement of financial ratings	• Charge-offs • Non-performing assets • Fair Market Value of Common Stock • Regulatory compliance • Safety targets • Economic value added
     The Plan Administrator may adjust the Performance Goals to include or exclude extraordinary charges, gains or losses on the disposition of business units, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. The Plan Administrator may also provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions, a Change in Capitalization, special charges, accounting policy changes and tax law changes. In addition, the Plan Administrator may make such adjustments to the Performance Goals applicable to Participants who are not Covered Employees as it determines are appropriate. Such adjustments may occur at the time of the granting of an Award, or at any time thereafter, but, in the case of Covered Employees, only to the extent permitted by Section 162(m). Performance Goals may include a threshold level of performance below which no Awards shall be earned, target levels of performance at which specific Awards will be earned, and a maximum level of performance at which the maximum level of Awards will be earned.
     In establishing Performance Goals with respect to Covered Employees, the Plan Administrator shall ensure such Performance Goals (i) are established no later than the end of the first 90 days of the Performance Period (or such other time permitted by the Internal Revenue Service), and (ii) satisfy all other applicable requirements imposed by Section 162(m), including the requirement that such Performance Goals be stated in terms of an objective formula or standard, and the Plan Administrator may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Goal. Prior to the payment of any “performance-based compensation” within the meaning of Section 162(m), the Plan Administrator shall certify in writing the extent to which the applicable Performance Goals were, in fact, achieved and the amounts to be paid, vested or delivered as a result thereof; provided, that the Plan Administrator may reduce, but not increase, such amount.
2.28 Performance Period
     That period of time during which Performance Goals are evaluated to determine the vesting or granting of Awards under the Plan, as the Plan Administrator may determine.

2.29 Performance Shares
     An Award granted under the Plan representing the right to receive a number of shares of Common Stock for each Performance Share granted, as the Plan Administrator may determine.
2.30 Performance Units
     An Award granted under the Plan representing the right to receive a payment (either in cash or Common Stock) equal to the value of a Performance Unit, as the Plan Administrator may determine.
2.31 Permitted Transferee
     As defined in Section 6.3(f).
2.32 Plan
     As defined in Section 1.
2.33 Plan Administrator
     Those committees appointed and authorized pursuant to Section 3 to administer the Plan.
2.34 Prior Plans
     The Anadarko Petroleum Corporation 1999 Stock Incentive Plan, as amended and the Anadarko Petroleum Corporation Annual Incentive Plan, as amended.
2.35 Restricted Stock
     Common Stock granted under the Plan that is subject to the requirements of Section 9 and such other restrictions as the Plan Administrator deems appropriate. References to Restricted Stock in this Plan shall include Restricted Stock awarded in conjunction with Incentive Awards pursuant to Section 11, unless the context otherwise requires.
2.36 Restricted Stock Units
     An Award granted under the Plan representing a right to receive a payment (either in cash or Common Stock) equal to the value of a share of Common Stock.
2.37 Restriction Period
     As defined in Sections 9.2 and 10.2.
2.38 Rule 16b-3
     Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

2.39 Section 16 Insider
     Any person who is selected by the Plan Administrator to receive an Award pursuant to the Plan and who is or may be or become subject to the requirements of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder.
2.40 Section 162(m)
     Section 162(m) of the Code, and regulations promulgated thereunder.
2.41 Section 409A
     Section 409A of the Code, and regulations promulgated thereunder.
2.42 Specified Employee
     As defined in Section 18.2.
2.43 Stock Appreciation Right
     Any right granted under Section 7.
2.44 Subsidiary
     An entity that is designated by the Plan Administrator as a subsidiary for purposes of the Plan and that is a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its affiliates serves as general or managing partner or in a similar capacity. Notwithstanding the foregoing, for purposes of Options intended to qualify as Incentive Stock Options, the term “Subsidiary” shall mean a corporation (or other entity treated as a corporation for tax purposes) in which the Company directly or indirectly holds more than fifty percent (50%) of the voting power.
SECTION 3
ADMINISTRATION
3.1 Plan Administrator
     (a) The Compensation and Benefits Committee of the Board of Directors shall be the Plan Administrator with respect to all Covered Employees and all Section 16 Insiders. As to these officers, the Plan Administrator shall be constituted at all times so as to (i) be “independent” as such term is defined pursuant to the rules of any stock exchange on which the Common Stock may then be listed, and (ii) meet the non-employee director standards of Rule 16b-3 and the outside director requirements of Section 162(m), so long as any of the

Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.
     (b) Other than as set forth in Section 3.1(a) and subject to Section 3.4 (and subject to applicable law), the Management Committee shall be the Plan Administrator. The Board may from time to time remove members from, or add members to, the Management Committee.
     (c) Notwithstanding Sections 3.1(a) and 3.1(b), the Board of Directors may designate itself or the Compensation and Benefits Committee of the Board of Directors as the Plan Administrator as to any Participant or groups of Participants.
     (d) The above committees may rely on officers, employees or other agents of the Company to handle the day-to-day administrative matters of the Plan.
3.2 Authority of Plan Administrator
     Subject to the express terms and conditions set forth herein, the Plan Administrator shall have the power from time to time to:
     (a) determine those individuals to whom Awards shall be granted under the Plan and the number of shares or amount of cash subject to such Awards and prescribe the terms and conditions (which need not be identical) of each such Awards, including, in the case of stock Options and Stock Appreciation Rights, the Option Price, vesting schedule and duration;
     (b) set the terms and conditions of any Award consistent with the terms of the Plan (which may be based on Performance Goals or other performance measures as the Plan Administrator shall determine), and make any amendments, modifications or adjustments to such Awards as are permitted by the Plan;
     (c) construe and interpret the Plan and the Awards granted hereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Award Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective;
     (d) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and
     (e) generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

     All decisions and determinations by the Plan Administrator in the exercise of the above powers shall be final, binding and conclusive upon the Company, a Subsidiary, the Participants and all other persons having or claiming any interest therein. The Plan Administrator shall cause the Company at the Company’s expense to take any action related to the Plan which may be necessary to comply with the provisions of any federal, state or foreign law or any regulations issued thereunder, which the Plan Administrator determines are intended to be complied with.
     Notwithstanding the foregoing, the Plan Administrator shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Awards held by Covered Employees if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as performance-based compensation under Section 162(m).
3.3 Indemnification of Plan Administrator
     Each member of any committee acting as Plan Administrator, while serving as such, shall be entitled, in good faith, to rely or act upon any advice of the Company’s independent auditors, counsel or consultants hired by the committee, or other agents assisting in the administration of the Plan. The Plan Administrator and any officers or employees of the Company acting at the direction or on behalf of the Company shall not be personally liable for any action or determination taken or made, or not taken or made, in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected under the Company’s charter or by-laws with respect to any such action or determination.
3.4 Delegation to Management Committee
     To the maximum extent permitted by applicable law, the Board of Directors and the Compensation and Benefits Committee hereby delegates to the Management Committee the authority (i) to designate the officers and employees who shall be Participants, (ii) to determine the Awards to be granted to any such Participants or (iii) both (i) and (ii); provided, however, that the Management Committee shall not have the authority to grant Awards to any member of the Management Committee and shall be subject to such other limitations set forth in this Plan. This provision shall be deemed to constitute a delegation from the Board to the Management Committee without further action by the Board. However, the Board or the Compensation and Benefits Committee shall, from time to time, limit the total number of shares Common Stock subject to such delegation.
SECTION 4
ELIGIBILITY
     To be eligible for selection by the Plan Administrator to participate in the Plan, an individual must be an employee (other than an employee who is a member of a unit covered by a collective bargaining agreement) of an Employer, as of the date on which the Plan Administrator grants to such individual an Award under the Plan or any other employee who, in the judgment of the Plan Administrator, holds a position of responsibility and is able to contribute substantially to the Company’s continued success. Members of the Board of Directors who are full-time employees shall be eligible to participate in the Plan. Members of the Board of Directors who are not employees are not eligible to participate in the Plan. Each grant of an Award under the Plan shall be evidenced by an Award Agreement.
SECTION 5
SHARES AVAILABLE FOR THE PLAN
5.1 Aggregate Shares
     (a) Share Authorization
     Subject to adjustment as provided in Section 5.3, the maximum number of shares of Common Stock available for grant to Participants under this Plan on or after the Effective Date shall be 33,000,000 shares of Common Stock, which shall consist of (i) a number of shares of Common Stock not previously authorized for issuance under any plan, plus (ii) the number of shares of Common Stock remaining available for issuance under the Prior Plans but not subject to outstanding awards as of the Effective Date, plus (iii) the number of shares of Common Stock subject to awards outstanding under the Prior Plans as of the Effective Date, but only to the extent such outstanding awards are forfeited, expire, or otherwise terminate without issuance of such shares of Common Stock.
     (b) Limit on Full Value Awards — Flexible Share Pool
     To the extent that a share of Common Stock is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the share authorization by 2.27 shares of Common Stock; and to the extent that a share of Common Stock is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the share authorization by one (1) share of Common Stock.
     (c) Share Usage
     Shares of Common Stock covered by an Award shall only be counted as used to the extent they are actually issued. Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock, are settled in cash in lieu of shares of Common Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for Awards not involving shares of Common Stock, shall be available again for grant under this Plan. However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of shares of Common Stock shall be counted against the number of shares of Common Stock available for award under the Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Stock Appreciation Rights. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on an Award issued under the Plan, shares of Common Stock tendered to pay the exercise price of an Award under the Plan, and shares of Common Stock repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares of Common Stock or treasury shares of Common Stock.
5.2 Limitations
     Subject to adjustment as provided in Section 5.3, the following limitations shall apply:
     (a) Options: The maximum aggregate number of shares subject to Options granted in any one calendar year to any one Participant shall be 2,500,000.
     (b) Stock Appreciation Rights: The maximum number of shares subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be 2,500,000.
     (c) Performance Shares or Performance Units: The maximum aggregate grant with respect to Performance Shares or Performance Units that a Participant may receive in any one calendar year shall be 1,500,000 shares, or equal to the value of 1,500,000 shares, determined as of the date of vesting or payout, as applicable.
     (d) Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one calendar year to any one Participant shall be 1,500,000 shares, or equal to the value of 1,500,000 shares, determined as of the date of vesting or payout, as applicable.
     (e) Incentive Awards: The maximum aggregate amount awarded or credited in any one calendar year with respect to an Incentive Award shall be $10,000,000.
     (f) Cash Awards: The maximum aggregate amount awarded to or credited with respect to Cash Awards to any one Participant in any one calendar year may not exceed the greater of $10,000,000 dollars or the value of 1,500,000 shares, determined as of the date of vesting or payout, as applicable.
     (g) Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards in any one calendar year to any one Participant shall be 1,500,000 shares.

5.3 Adjustments in Authorized Shares
     (a) In the event of a Change in Capitalization, the Plan Administrator shall make such adjustments, if any, as it determines are appropriate and equitable to (a) the maximum number and class of shares of Common Stock or other stock or securities with respect to which Awards may be granted under the Plan, (b) the maximum number and class of shares of Common Stock or other stock or securities that may be issued upon exercise of Nonqualified Options and Incentive Stock Options, (c) the Maximum Annual Employee Grants, (d) the number and class of shares of Common Stock or other stock or securities which are subject to outstanding Awards granted under the Plan and the Option Price or exercise price therefore, if applicable and (e) the Performance Goals; provided, however, that in the case of an “equity restructuring” (within the meaning of the Financial Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), the Board shall make an equitable or appropriate adjustment to outstanding Awards to reflect such equity restructuring. Any such adjustment shall be final, binding and conclusive on all persons claiming any right or interest under the Plan.
     (b) Any such adjustment in the shares of Common Stock or other stock or securities (x) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code or (y) subject to outstanding Awards that are intended to qualify as performance-based compensation under Section 162(m) shall be made in such a manner as not to adversely affect the treatment of the Awards as performance-based compensation.
     (c) If, by reason of a Change in Capitalization, a Participant shall be entitled to, or shall be entitled to exercise an Option or Stock Appreciation Right with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the shares of Common Stock that such shares replaced or to the Option or Stock Appreciation Right, as the case may be, prior to such Change in Capitalization.
     (d) No adjustments made under this Section 5 shall be made if such adjustment would result in adverse taxation to a Participant under Section 409A.
5.4 Effect of Certain Transactions
     Following (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction (which treatment may be different as among different types of Awards and different holders thereof) or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise of any Option or Stock Appreciation Right or payment or transfer in respect of any other Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Transaction in respect of a share of Common

Stock; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to Awards prior to such Transaction, but giving effect to any applicable provision of this Plan or any Award Agreement if the Transaction is a Change of Control. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation Rights pursuant to clause (i) of this Section 5.4 in connection with a Transaction in which the consideration paid or distributed to the Company’s stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Transaction provided either (x) the holders of affected Options and Stock Appreciation rights have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options and Stock Appreciation Rights (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each share of Common Stock covered by the Options or Stock Appreciation Rights being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Transaction (the value of any non-cash consideration to be determined by the Plan Administrator in its sole discretion) over the exercise price thereof. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Options and Stock Appreciation Rights may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 5.4 shall be conclusively presumed to be appropriate for purposes of Section 5.3.
SECTION 6
STOCK OPTIONS
6.1 Grant of Options
     Options may be granted to eligible employees in such number, and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective employees, their present and potential contributions to the success of the Company or its Subsidiaries, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan. The Plan Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such an Option to a particular Participant at the Option Price.

6.2 Special Provisions Applicable to Incentive Stock Options
     Each provision of the Plan and each Incentive Stock Option granted thereunder shall be construed so that each such Option shall qualify as an Incentive Stock Option, and any provision thereof that cannot be so construed shall be disregarded, unless the Participant agrees otherwise. Incentive Stock Options, in addition to complying with the other provisions of the Plan relating to Options generally, shall be subject to the following conditions:
(a) Ten Percent (10%) Stockholders
     A Participant must not, immediately before an Incentive Stock Option is granted to him or her, own stock representing more than ten percent (10%) of the voting power or value of all classes of stock of the Company or of a Subsidiary. This requirement is waived if (i) the Option Price of the Incentive Stock Option to be granted is at least one hundred ten percent (110%) of the Fair Market Value of the stock subject to the Option, determined at the time the Option is granted, and (ii) the Option is not exercisable more than five (5) years from the date the Option is granted.
(b) Annual Limitation
     To the extent that the aggregate Fair Market Value (determined at the time of the grant of the option) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), such Options shall be treated as Nonqualified Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Options.
(c) Additional Terms
     Any other terms and conditions which the Plan Administrator determines, upon advice of counsel, must be imposed for the Option to be an Incentive Stock Option.
(d) Notice of Disqualifying Disposition
     If a Participant shall make any disposition of shares of Common Stock issued pursuant to an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to disqualifying distributions), the Participant shall notify the Company of such disposition within twenty (20) days thereof.

6.3 Terms of Options
     Except as otherwise provided in Section 6.2, all Incentive Stock Options and Nonqualified Options under the Plan shall be granted subject to the following terms and conditions:
(a) Option Price
     The Option Price shall be determined by the Plan Administrator in any reasonable manner, but shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted, except in the case of Options that are granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or a Subsidiary, or (ii) a company with which the Company or a Subsidiary combines.
(b) Duration of Options
     Options shall be exercisable at such time and under such conditions as set forth in the Award Agreement, but in no event shall any stock option (whether a Nonqualified Option or an Incentive Stock Option) be exercisable later than the tenth (10th) anniversary of the date of its grant.
(c) Exercise of Options
     Common Stock covered by an Option may be purchased at one time or in such installments over the option period as may be provided in the Award Agreement. Any Common Stock not purchased on an applicable installment date may be purchased thereafter at any time prior to the expiration of the Option in accordance with its terms. To the extent that the right to purchase Common Stock has accrued thereunder, an Option may be exercised from time to time by written notice to the Company setting forth the amount of Common Stock with respect to which the Option is being exercised.
(d) Payment
     The purchase price of Common Stock purchased under Options shall be paid in full to the Company upon the exercise of the Option by delivery of consideration equal to the product of the Option Price and the Common Stock purchased (the “Purchase Price”). Such consideration may be either (i) in cash or (ii) at the discretion of the Plan Administrator, in Common Stock (by either actual delivery of Common Stock or by attestation presenting satisfactory proof of beneficial ownership of such Common Stock) already owned by the Participant, or any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day of exercise. The Plan Administrator can determine that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws, regulations and state corporate law), an Option may also be exercised in a “cashless” exercise by delivery of a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company to promptly deliver to the Company sufficient proceeds to pay the Purchase Price. A Participant shall have none of the rights of a stockholder until the Common Stock is issued to the Participant.
     The Plan Administrator may permit a Participant to pay all or a portion of the Purchase Price by having Common Stock with a Fair Market Value equal to all or a portion of the Purchase Price be withheld from the shares issuable to the Participant upon the exercise of the Option. The Fair Market Value of such Common Stock as is withheld shall be determined as of the same day as the exercise of the Option.
(e) Restrictions
     The Plan Administrator shall determine and reflect in the Award Agreement, with respect to each Option, the nature and extent of the restrictions, if any, to be imposed on the Common Stock which may be purchased thereunder, including, without limitation, restrictions on the transferability of such Common Stock acquired through the exercise of such Options for such periods as the Plan Administrator may determine and, further, that in the event a Participant’s employment by the Company, or a Subsidiary, terminates during the period in which such Common Stock is nontransferable, the Participant shall be required to sell such Common Stock back to the Company at such prices as the Plan Administrator may specify. In addition, to the extent permitted by applicable laws and regulations, the Plan Administrator may require that a Participant who wants to effectuate a “cashless” exercise of Options be required to sell the Common Stock acquired in the associated exercise to the Company, or in the open market through the use of a broker selected by the Company, at such price and on such terms as the Plan Administrator may determine at the time of grant, or otherwise. Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued as a result of the exercise of an Option, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
(f) Transferability of Options
     Notwithstanding Section 17.1 and only as provided by the Plan Administrator, Nonqualified Options may be transferred to a Participant’s immediate family members, directly or indirectly or by means of a trust, corporate entity or partnership (a person who thus acquires this option by such transfer, a “Permitted Transferee”). A transfer of a Nonqualified Option may only be effected by the Company at the request of the Participant and shall become effective upon the Permitted Transferee agreeing to such terms as the Plan Administrator may require and only when recorded in the Company’s record of outstanding Options. In the event an Option is transferred as contemplated hereby, the Option may not be subsequently transferred by the Permitted Transferee except a transfer back to the Participant or by will or the laws of descent and distribution. A transferred Option may be exercised by a Permitted Transferee to the same extent as, and subject to the same terms and conditions as, the Participant (except as otherwise provided herein), as if no transfer had taken place. As used herein, “immediate family member” shall mean, with respect to any person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and shall include adoptive relationships. In the event of exercise of a transferred Option by a Permitted Transferee, any amounts due to (or to be withheld by) the Company upon exercise of the Option shall be delivered by (or withheld from amounts due to) the Participant, the Participant’s estate or the Permitted Transferee, in the reasonable discretion of the Company.
     In addition, to the extent permitted by applicable law and Rule 16b-3, the Plan Administrator may permit a recipient of a Nonqualified Option to designate in writing during the Participant’s lifetime a Beneficiary to receive and exercise the Participant’s Nonqualified Options in the event of such Participant’s death.
(g) Purchase for Investment
     The Plan Administrator shall have the right to require that each Participant or other person who shall exercise an Option under the Plan, and each person into whose name the Common Stock shall be issued pursuant to the exercise of an Option, represent and agree that any and all Common Stock purchased pursuant to such Option is being purchased for investment only and not with a view to the distribution or resale thereof and that such Common Stock will not be sold except in accordance with such restrictions or limitations as may be set forth in the Option or by the Plan Administrator. This Section 6.3(g) shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of the Common Stock as to which Options may from time to time be granted as contemplated in Section 16.
(h) No Repricing
     Except in connection with a Change in Capitalization or approval of the Company’s stockholders, the Option Price shall not be reduced to less than the Fair Market Value on the date such Stock Options were granted.
SECTION 7
STOCK APPRECIATION RIGHTS
7.1 Grant of Stock Appreciation Rights
     Stock Appreciation Rights may be granted to eligible employees in such number, and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan

Administrator taking into account the duties of the respective employees, their present and potential contributions to the success of the Company or a Subsidiary, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan. The Plan Administrator may grant a Stock Appreciation Right or provide for the grant of a Stock Appreciation Right, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, the satisfaction of an event or condition within the control of the recipient of the Stock Appreciation Right or within the control of others. The granting of a Stock Appreciation Right shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such a Stock Appreciation Right to a particular Participant at a particular price. A Stock Appreciation Right may be granted freestanding or in tandem or in combination with any other Award under the Plan.
7.2 Exercise of Stock Appreciation Rights
     A Stock Appreciation Right may be exercised upon such terms and conditions and for such term as the Plan Administrator shall determine; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the date of its grant. Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive Common Stock with an aggregate Fair Market Value determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the price determined by the Plan Administrator on the date of grant (which price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, except in the case of Stock Appreciation Rights that are granted in assumption of, or in substitution for, outstanding awards previously granted by (x) a company acquired by the Company or a Subsidiary, or (y) a company with which the Company or a Subsidiary combines) times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. The value of any fractional shares shall be paid in cash.
7.3 Special Provisions Applicable to Stock Appreciation Rights
Stock Appreciation Rights are subject to the following restrictions:
(a) A Stock Appreciation Right granted in tandem with any other Award under the Plan shall be exercisable at such time or times as the Award to which it relates shall be exercisable, or at such other times as the Plan Administrator may determine.
(b) The right of a Participant to exercise a Stock Appreciation Right granted in tandem with any other Award under the Plan shall be canceled if and to the extent the related Award is exercised or canceled. To the extent that a Stock Appreciation Right is exercised, the related Award shall be deemed to have been surrendered unexercised and canceled.

(c) A holder of Stock Appreciation Rights shall have none of the rights of a stockholder until the Common Stock, if any, is issued to such holder pursuant to such holder’s exercise of such rights.
(d) The acquisition of Common Stock pursuant to the exercise of a Stock Appreciation Right shall be subject to the same restrictions as would apply to the acquisition of Common Stock acquired upon exercise of an Option, as set forth in Section 6.3.
7.4 No Repricing
     Except in connection with a Change in Capitalization or approval of the Company’s stockholders, the price at which Stock Appreciation Rights may be exercised shall not be reduced to less than the Fair Market Value on the date such Stock Appreciation Rights were granted.
SECTION 8
PERFORMANCE SHARES AND PERFORMANCE UNITS
8.1 Grant of Performance Shares and Performance Units
     Subject to the limitations in Section 5.2, Performance Shares or Performance Units may be granted to eligible employees at any time and from time to time as the Plan Administrator shall determine. The Plan Administrator shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant and the terms and conditions thereof, taking into account the duties of the respective Participants, their present and potential contributions to the success of the Company or a Subsidiary, and such other factors as the Plan Administrator shall deem appropriate. Performance Shares and Performance Units may be granted alone or in combination with any other Award under the Plan.
8.2 Value of Performance Shares and Performance Units
     The Plan Administrator shall establish Performance Goals for any specified Performance Periods. Prior to each grant of Performance Shares or Performance Units, the Plan Administrator shall establish an initial amount of Common Stock for each Performance Share and an initial value for each Performance Unit granted to each Participant for that Performance Period. Prior to each grant of Performance Shares or Performance Units, the Plan Administrator also shall set the Performance Goals that will be used to determine the extent to which the Participant receives Common Stock for the Performance Shares or payment of the value of the Performance Units awarded for such Performance Period. With respect to each such Performance Goal utilized during a Performance Period, the Plan Administrator may assign percentages or other relative values to various levels of performance which shall be applied to determine the extent to which the Participant shall receive a payout of the number of Performance Shares or value of Performance Units awarded.

8.3 Payment of Performance Shares and Performance Units
     After a Performance Period has ended, the holder of a Performance Share or Performance Unit shall be entitled to receive the value thereof as determined by the Plan Administrator. The Plan Administrator shall make this determination by first determining the extent to which the Performance Goals set pursuant to Section 8.2 have been met. The Plan Administrator shall then determine the applicable percentage or other relative value to be applied to, and will apply such percentage or other relative value to, the number of Performance Shares or value of Performance Units to determine the payout to be received by the Participant. In addition, with respect to Performance Shares and Performance Units granted to each Participant, no payout shall be made hereunder except upon written certification by the Plan Administrator that the applicable Performance Goals have been satisfied to a particular extent.
8.4 Form and Timing of Payment
     The payment described in Section 8.3 shall be made in Common Stock, or in cash, or partly in Common Stock and partly in cash, at the discretion of the Plan Administrator and set forth in the Award Agreement. The value of any fractional shares shall be paid in cash. Payment shall be made in a lump sum or installments as prescribed by the Plan Administrator or the Award Agreement, as applicable, and consistent with Section 409A. If Common Stock is to be converted into an amount of cash on any date, or if an amount of cash is to be converted into Common Stock on any date, such conversion shall be done at the then-current Fair Market Value of the Common Stock on such date.
SECTION 9
RESTRICTED STOCK
9.1 Grant of Restricted Stock
     Subject to the limitations in Section 5.2, Restricted Stock may be granted to eligible employees in such number and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective Participants, their present and potential contributions to the success of the Company or a Subsidiary, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan. The Plan Administrator may grant Restricted Stock or provide for the grant of Restricted Stock, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.

9.2 Restriction Period
     Except as permitted by the Plan Administrator and specified in the Award Agreement, during a period following the date of grant, as determined by the Plan Administrator, which in no event shall be less than three (3) years with respect to Restricted Stock subject to restrictions based upon time and one (1) year with respect to Restricted Stock subject to restrictions based upon the achievement of specific Performance Goals or other performance measures (the “Restriction Period”) the Restricted Stock shall be subject to Section 17.1. During the Restriction Period, the Plan Administrator shall evidence the restrictions on the shares of Restricted Stock in such a manner as it determines is appropriate (including, without limitation, (i) by means of appropriate legends on shares of Restricted Stock that have been certificated and (ii) by means of appropriate stop-transfer orders on shares of Restricted Stock credited to book-entry accounts).
9.3 Other Restrictions
     The Plan Administrator shall impose such other restrictions on Restricted Stock granted pursuant to the Plan as it may deem advisable, including Performance Goals or other performance measures. The Plan Administrator may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any issuance of Restricted Stock that the Participant shall have delivered a stock power endorsed in blank relating to the shares of Restricted Stock.
9.4 Voting Rights; Dividends and Other Distributions
     A Participant receiving a grant of Restricted Stock shall be recorded as a stockholder of the Company. Each Participant who receives a grant of Restricted Stock shall have all the rights of a stockholder with respect to such shares (except as provided in the restrictions on transferability), including the right to vote the shares and receive dividends and other distributions paid with respect to the underlying shares of Restricted Stock.
9.5 Issuance of Shares; Settlement of Awards
     When the restrictions imposed by Section 9.2 expire or otherwise lapse with respect to one or more shares of Restricted Stock, the Participant shall be obligated to return to the Company any certificate(s) representing shares of Restricted Stock (if applicable), and the Company shall deliver to the Participant one (1) share of Common Stock (which may be delivered in book-entry or certificated form) in satisfaction of each share of Restricted Stock, which shares so delivered shall not contain any legend. The delivery of shares pursuant to this Section 9.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 17.9. Any fractional shares subject to such Restricted Stock shall be paid to the Participant in cash.

SECTION 10
RESTRICTED STOCK UNITS
10.1 Grant of Restricted Stock Units
     Subject to the limitations in Section 5.2, Restricted Stock Units may be granted to eligible employees in such number and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective Participants, their present and potential contributions to the success of the Company or a Subsidiary, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan. The Plan Administrator may grant Restricted Stock Units or provide for the grant of Restricted Stock Units, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.
10.2 Restriction Period
     Except as permitted by the Plan Administrator and specified in the Award Agreement, during a period following the date of grant, as determined by the Plan Administrator, which in no event shall be less than three (3) years with respect to Restricted Stock Units subject to restrictions based upon time and one (1) year with respect to Restricted Stock Units subject to restrictions based upon the achievement of specific Performance Goals or other performance measures (the “Restriction Period”) the Restricted Stock Units shall be subject to Section 17.1.
10.3 Other Restrictions
     The Plan Administrator shall impose such other restrictions on Restricted Stock Units granted pursuant to the Plan as it may deem advisable, including the requirement that certain pre-established Performance Goals be met. A Participant receiving a grant of Restricted Stock Units shall not be recorded as a stockholder of the Company and shall not acquire any rights of a stockholder unless or until the Participant is issued shares of Common Stock in settlement of such Restricted Stock Units.
10.4 Dividend Equivalents
     The Plan Administrator may provide that Restricted Stock Units awarded under the Plan shall be entitled to an amount per Restricted Stock Unit equal in value to the cash dividend, if any, paid per share of Common Stock on issued and outstanding shares, on the dividend payment dates occurring during the period between the date on which the Restricted Stock Units are granted to the Participant and the date on which such Restricted Stock Units are settled, cancelled, forfeited, waived, surrendered or terminated under the Plan. Such paid amounts called “dividend equivalents” shall be (i) paid in cash or Common Stock or (ii) credited to the Participant as additional Restricted Stock Units, or any combination thereof, as the Plan Administrator shall determine. A Restricted Stock Unit credited to a Participant as a dividend equivalent shall vest and be settled at such time as the Restricted Stock Unit to which it relates vests and is settled. In the event the dividend equivalents are deferred, they shall be payable in accordance with the requirements of Section 409A.

10.5 Issuance of Shares; Settlement of Awards
     When the restrictions imposed by Section 10.2 expire or otherwise lapse with respect to one or more Restricted Stock Units, Restricted Stock Units shall be settled (i) in cash or (ii) by the delivery to the Participant of the number of shares of Common Stock equal to the number of the Participant’s Restricted Stock Units that are vested (less any units or value withheld to satisfy applicable tax withholding obligations), or any combination thereof, as the Plan Administrator shall determine and in accordance with Section 409A. The delivery of shares pursuant to this Section 10.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 17.9. Any fractional shares subject to such Restricted Stock Units shall be paid to the Participant in cash.
SECTION 11
INCENTIVE AWARDS
11.1 Incentive Awards
     Prior to the beginning of each Performance Period, or not later than ninety (90) days following the commencement of the relevant fiscal year, the Plan Administrator shall establish Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period. The Performance Goals or other performance measures may be based on any combination of corporate and business unit Performance Goals or other performance measures. The Plan Administrator may also establish one or more Company-wide Performance Goals or other performance measures which must be achieved for any Participant to receive an Incentive Award for that Performance Period. Such Performance Goals or other performance measures may include a threshold level of performance below which no Incentive Award shall be earned, target levels of performance at which specific Incentive Awards will be earned, and a maximum level of performance at which the maximum level of Incentive Awards will be earned. Each Incentive Award shall specify the amount of cash and the amount of any other Awards subject to such Incentive Award.
11.2 Performance Goal Certification
     An Incentive Award shall become payable to the extent provided herein in the event that the Plan Administrator certifies in writing prior to payment of the Incentive Award that the Performance Goals or other performance measures selected for a particular Performance Period have been attained. In no event will an Incentive Award be payable under this Plan if the threshold level of performance set for each Performance Goal or other performance measure for the applicable Performance Period is not attained.
11.3 Discretion to Reduce Awards; Participant’s Performance
     The Plan Administrator, in its sole and absolute discretion and only prior to a Change of Control, may reduce the amount of any Incentive Award otherwise payable to a Participant upon attainment of any Performance Goal or other performance measure for the applicable Performance Period. A Participant’s individual performance must be satisfactory, regardless of the Company’s performance and the attainment of Performance Goals or other performance measures, before he or she may be paid an Incentive Award. In evaluating a Participant’s performance, the Plan Administrator shall consider the Performance Goals or other performance measures, the Participant’s responsibilities and accomplishments, and such other factors as it deems appropriate.
11.4 Required Payment of Incentive Awards
     The Plan Administrator shall make a determination as soon as administratively possible after the information that is necessary to make such a determination is available for a particular Performance Period whether the Performance Goals or other performance measures for the Performance Period have been achieved and the amount of the Incentive Award for each Participant. The Plan Administrator shall certify the foregoing determinations in writing. In the absence of an election by the Participant pursuant to Section 11.5 and Section 13, the Incentive Award shall be paid as soon as practicable after the end of the calendar year, but in no event later than March 15 following the end of the calendar year in which the foregoing determinations have been made as follows:
     (a) Participants shall receive their Incentive Awards in any combination of cash and/or other Awards under the Plan as determined by the Plan Administrator.
     (b) Because the Participant bears forfeiture, price fluctuation, and other attendant risks during the Restriction Period associated with Restricted Stock and Restricted Stock Units, the Plan Administrator may determine, as set forth in the Award Agreement, that Participants who are awarded Restricted Stock or Restricted Stock Units as part of their Incentive Award shall be awarded additional Restricted Stock or Restricted Stock Units up to the amount of Restricted Stock or Restricted Stock Units which a Participant is awarded pursuant to Section 11.4(a). No additional Restricted Stock or Restricted Stock Units are required to be awarded pursuant to this Section 11.4(b).
11.5 Restricted Stock Election
     To the extent permitted by applicable law, in lieu of receiving all or any portion of cash awarded as part of a Participant’s Incentive Award pursuant to Section 11.4(a), the Plan Administrator may determine, as set forth in the Award Agreement, that Participants may elect to receive Restricted Stock or Restricted Stock Units with a value equal to the portion of the Incentive Award which the Participant would otherwise have received in cash, but has elected to receive in Restricted Stock or Restricted Stock Units (“Restricted Stock Election”). Participants must make their Restricted Stock Election at such time and in such a manner as prescribed by the Plan Administrator and in accordance with Section 409A of the Code. The Plan Administrator may determine, if set forth in the Award Agreement, that each Participant who makes the Restricted Stock Election shall be awarded additional shares of Restricted Stock or Restricted Stock Units granted pursuant to Section 11.4(b) up to the amount of the Participant’s Restricted

Stock Election. Notwithstanding the foregoing, no additional Restricted Stock or Restricted Stock Units are required to be awarded pursuant to this Section 11.5.
SECTION 12
CASH AWARDS AND OTHER STOCK-BASED AWARDS
12.1 Grant of Cash Awards
     Subject to the terms and provisions of this Plan, the Plan Administrator, at any time and from time to time, may grant cash awards to Participants in such amounts and upon such terms, including the achievement of Performance Goals or other specific performance measures, as the Plan Administrator may determine (each, a “Cash Award”).
12.2 Other Stock-Based Awards
     The Plan Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Plan Administrator shall determine (each, an “Other Stock-Based Award”). Such Other Stock-Based Awards may involve the transfer of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of Common Stock.
12.3 Value of Cash Awards and Other Stock-Based Awards
     Each Cash Award granted pursuant to this Section 12 shall specify a payment amount or payment range as determined by the Plan Administrator. Each Other Stock-Based Award shall be expressed in terms of Common Stock or units based on Common Stock, as determined by the Plan Administrator. The Plan Administrator may establish performance measures applicable to such Awards in its discretion. If the Plan Administrator exercises its discretion to establish performance measures, the number and/or value of such cash awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance measures are met.
12.4 Payment of Cash Awards and Other Stock-Based Awards
     Payment, if any, with respect to a Cash Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Common Stock as the Plan Administrator determines and in accordance with Section 409A so as not to be treated as payment made pursuant to a nonqualified deferred compensation plan. The value of any fractional shares shall be paid in cash.

SECTION 13
DEFERRAL ELECTIONS
     The Plan Administrator may, to the extent permitted by applicable law, permit Participants to defer Awards under the Plan. Any such deferrals shall be subject to such terms, conditions and procedures that the Plan Administrator may establish from time to time in its sole discretion and consistent with the advance and subsequent deferral election requirements of Section 409A.
SECTION 14
TERMINATION OF EMPLOYMENT
     The Award Agreement applicable to each Award shall set forth the effect of a termination of the Participant’s employment upon such Award; provided, however, that, unless explicitly set forth otherwise in an Award Agreement or as determined by the Plan Administrator, (1) all of a Participant’s unvested and/or unexercisable Awards shall automatically be forfeited upon termination of the Participant’s employment for any reason, and, as to Awards consisting of stock Options or Stock Appreciation Rights, the Participant shall be permitted to exercise the vested portion of the Option or Stock Appreciation Right for at least three months following termination of his or her employment, and (2) all of a Participant’s Awards (whether vested or unvested, exercisable or unexercisable) shall automatically be forfeited upon termination of the Participant’s employment for Cause. Provisions relating to the effect of a termination of employment upon an Award shall be determined in the sole discretion of the Plan Administrator and need not be uniform among all Awards or among all Participants. Unless the Plan Administrator determines otherwise in accordance with Section 409A, the transfer of employment of a Participant as between the Company and a Subsidiary shall not constitute a termination of employment. The Plan Administrator shall have the discretion to determine the effect, if any, that a sale or other disposition of a Participant’s Employer will have on the Participant’s Awards.
SECTION 15
EFFECT OF A CHANGE OF CONTROL
     Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control and as of the date such Change of Control is determined to have occurred:
(a)	Any Options and Stock Appreciation Rights outstanding as of the date of the Change of Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

(b)	The restrictions applicable to any Restricted Stock or Restricted Stock Unit Award as of the date of the Change of Control which is not performance based shall lapse and such Restricted Stock or Restricted Stock Unit shall become free of all restrictions and become fully vested and transferable.

(c)	Except as otherwise set forth in a Participant’s Award Agreement, as of the date of the Change of Control, the restrictions applicable to any Performance Share or Performance Unit Award and any performance-based Restricted Stock or Restricted Stock Unit Award granted pursuant to Sections 8, 9, or 10 shall become free of all restrictions and become fully vested and transferable.

(d)	Any restrictions applicable to Cash Awards and Other Stock-Based Awards shall immediately lapse and become payable within twenty (20) days.
     In addition to the Board’s authority set forth in Sections 5.3, in order to maintain the Participants’ rights in the event of any Change of Control, the Board, as constituted before such Change of Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable, as long as such purchase does not result in taxation to the Participant under Section 409A; (ii) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change of Control; or (iii) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change of Control. The Board may, in its discretion, include such further provisions and limitations in any Award Agreement, as it may deem equitable and in the best interests of the Company.
SECTION 16
REGULATORY APPROVALS AND LISTING
     The Company shall not be required to issue any certificate for shares of Common Stock under the Plan prior to:
     (a) obtaining any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable;
     (b) listing of such shares on any stock exchange on which the Common Stock may then be listed; and
     (c) completing any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.
     All certificates, or book-entry accounts, for shares of Common Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed and any applicable federal or state securities laws, and the Plan Administrator may cause a legend or legends to be placed on any such certificates, or notations on such book-entry accounts, to make appropriate reference to such restrictions. The foregoing provisions of this paragraph shall not be effective if and to the extent that the shares of Common Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, or if and so long as the Plan Administrator determines that application of such provisions are no longer required or desirable. In making such determination, the Plan Administrator may rely upon an opinion of counsel for the Company. Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any shares of Common Stock issued under this Plan, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
SECTION 17
GENERAL PROVISIONS
17.1 Forfeiture Events and Nontransferability
     (a) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that such Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
     (b) The Plan Administrator may specify in an Award Agreement or otherwise that a Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of employment for Cause, violation of material policies that may apply to the Participant, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or a Subsidiary.
     (c) Unless otherwise provided in the Plan, the right of a Participant or Beneficiary to the payment of any Award granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution unless the Participant has received the Plan Administrator’s prior written consent. Except as otherwise provided for under the Plan, if any Participant attempts to transfer, assign, pledge, hypothecate or otherwise dispose of any Award under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan or such Award, or suffers the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, all affected Awards held by such Participant shall be immediately forfeited.
17.2 No Individual Rights
     Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such employee at any time with or without assigning any reason therefor.
17.3 Other Compensation
     Unless determined otherwise by the Plan Administrator or required by contractual obligations, the grant, vesting or payment of Awards under the Plan shall not be considered as part of a Participant’s salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or a Subsidiary, or required by law or by contractual obligations of the Company or a Subsidiary.
17.4 Leaves of Absence
     Leaves of absence for such periods and purposes conforming to the personnel policy of the Company, or of a Subsidiary, as applicable, shall not be deemed terminations or interruptions of employment, unless a Participant commences a leave of absence from which he or she is not expected to return to active employment with the Company or a Subsidiary. The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first ninety (90) days of such leave unless the Participant’s reemployment rights are guaranteed by statute or contract. With respect to any Participant who, after the date an Award is granted under this Plan, ceases to be employed by the Company or a Subsidiary on a full-time basis but remains employed on a part-time basis, the Plan Administrator may make appropriate adjustments, as determined in its sole discretion, as to the number of shares issuable under, the vesting schedule of, or the amount payable under any unvested Awards held by such Participant.
17.5 Transfers
     In the event a Participant is transferred from the Company to a Subsidiary, or vice versa, or is promoted or given different responsibilities, Awards granted to the Participant prior to such date shall not be affected.

17.6 Unfunded Obligations
     Any amounts (deferred or otherwise) to be paid to Participants pursuant to the Plan are unfunded obligations. Neither the Company nor any Subsidiary is required to segregate any monies from its general funds, to create any trusts or to make any special deposits with respect to this obligation. The Plan Administrator, in its sole discretion, may direct the Company to share with a Subsidiary the costs of a portion of the Incentive Awards paid to Participants who are executives of those companies. Beneficial ownership of any investments, including trust investments which the Company may make to fulfill this obligation, shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or a fiduciary relationship between the Plan Administrator, the Company or any Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s Beneficiary or the Participant’s creditors in any assets of the Company or a Subsidiary whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
17.7 Beneficiaries
     The designation of a Beneficiary shall be on a form provided by the Company, executed by the Participant (with the consent of the Participant’s spouse, if required by the Company for reasons of community property or otherwise), and delivered to a designated representative of the Company. A Participant may change his or her Beneficiary designation at any time. A designation by a Participant under any predecessor plans shall remain in effect under the Plan unless such designation is revoked or changed under the Plan. If no Beneficiary is designated, if the designation is ineffective, or if the Beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s spouse, or if there is no surviving spouse, to the Participant’s lineal descendants, pro rata, or if there is no surviving spouse or any lineal descendant, to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s Beneficiary shall be determined under applicable state law if such state law does not recognize Beneficiary designations under plans of this sort and is not preempted by laws which recognize the provisions of this Section 17.7.
17.8 Governing Law
     The Plan shall be construed and governed in accordance with the laws of the State of Texas.
17.9 Satisfaction of Tax Obligations
     Appropriate provision shall be made for all taxes required to be withheld in connection with the exercise, grant, vesting or other taxable event of Awards under the applicable laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign, including, without limitation, the required withholding of a sufficient amount of Common Stock otherwise issuable to a Participant to satisfy the said required minimum tax withholding obligations. To the extent provided by the Plan Administrator, a Participant is permitted to deliver Common Stock (including shares acquired pursuant to the exercise of an Option or Stock Appreciation Right other than the Option or Stock Appreciation Right currently being exercised, to the extent permitted by applicable regulations) for payment of withholding taxes on the exercise of an Option or Stock Appreciation Right, upon the grant or vesting of Restricted Stock or Restricted Stock Units or upon the payout of Performance Shares, Performance Units or Incentive Awards. Common Stock may be required to be withheld from the shares issuable to the Participant upon the exercise of an Option or Stock Appreciation Right, upon the vesting of Restricted Stock or Restricted Stock Units or upon the payout of Performance Shares or Performance Units to satisfy such minimum required tax withholding obligations. The Fair Market Value of Common Stock as delivered pursuant to this Section 17.9 shall be determined as of the day of release, and shall be calculated in accordance with Section 2.16.
     Any Participant who makes a Section 83(b) election under the Code shall, within ten (10) days of making such election, notify the Company in writing of such election and shall provide the Company or such Participant’s Employer with a copy of such election form filed with the Internal Revenue Service.
     A Participant is solely responsible for obtaining, or failing to obtain, tax advice with respect to participation in the Plan prior to the Participant’s (i) entering into any transaction under or with respect to the Plan, (ii) designating or choosing the times of distributions under the Plan, or (iii) disposing of any Common Stock issued under the Plan.
17.10 Participants in Foreign Jurisdictions
     The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company or any Subsidiary may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan.
SECTION 18
REGULATORY COMPLIANCE
18.1 Rule 16b-3 of the Exchange Act and Section 162(m) of the Code
     The Company’s intention is that, so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with the rules of any exchange on which the Common Stock is traded and with Rule 16b-3. In addition, it is the Company’s intention that, as to Covered Employees, unless otherwise indicated in an Award Agreement, stock Options, Stock Appreciation Rights, Performance Shares, Performance Units and Incentive Awards shall qualify as performance-based compensation under Section 162(m). If any Plan provision is determined not to be in compliance with the foregoing intentions, that provision shall be deemed modified as necessary to meet the requirements of any such exchange, Rule 16b-3 and Section 162(m).
18.2 Section 409A of the Code
     The Plan is intended to be administered, operated and construed in compliance with Section 409A and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Board may amend the Plan in any manner, or take any other action, that either of them determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan.
     Notwithstanding the provisions of the Plan or any Award Agreement, no payment pursuant to an Award that is subject to Section 409A shall be made to a Participant as a result of such Participant’s “separation from service” (within the meaning of such phrase in Section 409A), within the six-month period following such separation from service (or, if earlier, the date of death of the employee), if the Participant is a Specified Employee. For purposes of the previous sentence the term “Specified Employee” is defined in Section 409A and the authoritative guidance thereunder.
SECTION 19
ESTABLISHMENT AND TERM OF PLAN
     The Plan was adopted by the Board of Directors on February 12, 2008, and is subject to approval by the Company’s stockholders. If approved by the stockholders, this Plan will replace the Prior Plans, and no further Awards will be made under the Prior Plans. This Plan shall become effective on the Effective Date, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Section 20, until all Common Stock subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date. After this Plan is terminated, no future Awards may be granted pursuant to the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.
SECTION 20
AMENDMENT, TERMINATION OR DISCONTINUANCE OF THE PLAN
20.1 Amendment of Plan
     Subject to the Board of Directors, the Plan Administrator may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company, including, without limitation, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 16; provided, however, that (a) to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required, and (b) except as otherwise provided in the Plan, no change in any Award previously granted under the Plan may be made without the consent of the Participant if such change would impair the right of the Participant under the Award to acquire or retain Common Stock or cash that the Participant may have acquired as a result of the Plan.
20.2 Termination or Suspension of Plan
     The Board of Directors may at any time suspend the operation of or terminate the Plan with respect to any Common Stock or rights which are not at that time subject to any Award outstanding under the Plan.
20.3 Code Section 162(m) Approval
     If so determined by the Plan Administrator, the provisions of the Plan relating to Incentive Awards (or any other Award subject to Code Section 162(m)) shall be disclosed to, and reapproved by, the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Effective Date occurs in order for Incentive Awards (and other Awards subject to Code Section 162(m)) granted after such time to be exempt from the deduction limitations of Code Section 162(m).
     IN WITNESS WHEREOF, the Company has caused the Plan to be executed effective as of May 20, 2008.

ANADARKO PETROLEUM CORPORATION
/s/ Robert G. Gwin
Robert G. Gwin
Senior Vice President